Exhibit 99.1

FatPipe (NASDAQ: FATN) Awarded a $7 Million Education Contract to Support Network Access and Monitoring

SALT LAKE CITY, July 21, 2026 /Access Newswire/ — FatPipe, Inc. (NASDAQ: FATN) (“FatPipe” or the “Company”), a pioneer and multiple patents holder in enterprise-class software-defined wide area networking (SD-WAN) and single-stack cybersecurity solutions, today announced that FatPipe was awarded a $7 million contract to provide FatPipe’s network edge products and network monitoring services to schools.

The deployment is designed to improve network availability and visibility. FatPipe’s technology will help schools maintain access to critical digital learning platforms, administrative systems, communications, and cloud-based applications. The solution will enable administrators to monitor network health, identify connectivity issues, and help restore connectivity faster.

“Reliable connectivity is essential to modern education, particularly as schools increasingly depend on cloud applications, online learning platforms, and connected classroom technologies,” said Dr. Ragula Bhaskar, CEO of FatPipe. “This contract demonstrates the value of FatPipe’s technology in supporting large, distributed public-sector networks. We are proud to be actively deploying our solution to help provide students with greater network connectivity and centralized visibility.”

The award and ongoing deployment expand FatPipe’s presence in the education and public-sector markets, and reflect the Company’s ability to support large-scale implementations across geographically distributed organizations. FatPipe solutions are designed to work across fiber, broadband, 5G, satellite, and other network connections, allowing customers to improve uptime without being dependent on a single carrier or transport type.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on management’s current expectations and are inherently subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. These risks and uncertainties include, but are not limited to, those described in FatPipe’s filings with the U.S. Securities and Exchange Commission. Except as required by law, FatPipe expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events, or other occurrences.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About FatPipe Inc.

FatPipe, Inc. (NASDAQ: FATN) pioneered the concept of software-defined wide area networking (SD-WAN) and hybrid WANs that eliminate the need for hardware and software or cooperation from ISPs, and allows companies and service providers to control multi-link network traffic. FatPipe introduced Total Security 360, a single-stack cybersecurity and network security solution providing control over data within company and sovereign boundaries. FatPipe currently has 13 U.S. patents related to multipath, software-defined networking. FatPipe products are sold by 200+ resellers worldwide. For more information, visit www.fatpipe.com. Follow us on X @FatPipe_Inc.

Investor Relations Contact

Vikrant Ragula

Director of Investor Relations

FatPipe Networks

+1 801.683-5656 x 1140

Investor.ir@fatpipeinc.com